SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

             The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

   Name:

        The Thurlow Funds, Inc.

   Address of Principal Business Office (No. & Street, City, State, Zip
   Code):

        1256 Forest Avenue
        Palo Alto, California 94301

   Telephone Number (including area code):

        (888) 848-7569

   Name and Address of Agent for Service of Process:

        Thomas F. Thurlow
        1256 Forest Avenue
        Palo Alto, California  94301

   Check Appropriate Box:

        Registrant is filing a Registration State pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

             Yes  [X]                      No   [_]

             Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Palo Alto and State of California on the 3rd day of May, 1997.

                                      THE THURLOW FUNDS, INC.
                                      (Name of Registrant)

   Attest:   /s/Martina Hearn         By: /s/Thomas F. Thurlow
             Martina Hearn                 Thomas F. Thurlow
             Secretary                     President